EXHIBIT 4.2

CHURCH & DWIGHT CO., INC.

$500,000,000 5.600% Senior Notes due 2032

THIRD SUPPLEMENTAL INDENTURE

Dated as of November 2, 2022

to

Indenture Dated as of December 10, 2021

DEUTSCHE BANK TRUST COMPANY AMERICAS,

Trustee

-i-

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of November 2, 2022, among CHURCH & DWIGHT CO., INC., a Delaware corporation (the “Company”), having its principal office at 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company executed and delivered to the Trustee an indenture, dated as of December 10, 2021 (the “Base Indenture” and, together with this Third Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of its unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series;

WHEREAS, Sections 2.01, 3.01 and 9.01 of the Base Indenture provide, among other things, that by means of a supplemental indenture, the Company and the Trustee may, without the consent of Holders, enter into indentures supplemental to the Base Indenture to create one or more series of Securities and establish the form and terms thereof;

WHEREAS, the Company intends by this Third Supplemental Indenture to create and provide for the issuance of a series of debt securities to be designated as the “5.600% Senior Notes due 2032” (the “Notes”); and

WHEREAS, all things necessary to make the Notes, when executed by the Company, authenticated by the Trustee, issued upon the terms and subject to the conditions set forth hereinafter and in the Base Indenture and delivered as provided in the Base Indenture against payment therefor, valid, binding and legal obligations of the Company according to their terms, and all actions required to be taken by the Company under the Base Indenture to make this Third Supplemental Indenture a valid, binding and legal agreement of the Company have been done.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

(a)    All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Base Indenture.

The following are definitions used in this Third Supplemental Indenture, and to the extent that a term is defined both herein and in the Base Indenture, the definition in this Third Supplemental Indenture shall govern with respect to the Notes.

“Attributable Debt” in respect of any sale and leaseback transaction means, at the date of determination, the present value (discounted at the rate of interest implicit in the terms of the lease as determined in good faith by the Company) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). “Net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, excluding any amounts required to be paid by such lessee (whether or not designated as rental or additional rental payments) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating for any reason by each of the Rating Agencies on the 60th day following the occurrence of a Change of Control (which date shall be extended if the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies on such 60th day, such extension to last until the date on which the Rating Agency considering such possible downgrade either (x) rates such Notes below an Investment Grade Rating or (y) publicly announces that it is no longer considering such Notes for possible downgrade; provided, that no such extension shall occur if any of the Rating Agencies rates the Notes with an Investment Grade Rating that is not subject to review for possible downgrade on such 60th day).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following:

1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to the Company or one of the Company’s subsidiaries;

2)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in

Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, measured by voting power rather than number of shares;

3)    the Company consolidates with, or merges with or into, any person (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

4)    the first day on which a majority of the members of the board of directors of the Company cease to be Continuing Directors; or

5)    the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to be a Change of Control under clause (2) above if (A) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (B)(i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (ii) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; provided that, upon the consummation of any such transaction, “Change of Control” shall thereafter include any Change of Control of any direct or indirect parent of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Consolidated Net Tangible Assets” means, at the date of determination, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding (i) any indebtedness for money borrowed having a maturity of less than 12 months from the date of the Company’s then most recent consolidated balance sheet publicly available but which by its terms is renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) current maturities of long-term debt and capital leases) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the Company’s then most recent consolidated balance sheet publicly available and computed in accordance with generally accepted accounting principles.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who:

1)	was a member of such Board of Directors on the date of the issuance of the Notes; or

2)

was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Funded Debt” means Debt which by its terms matures at or is extendible or renewable at the option of the obligor to a date not less than 12 months after the date of the creation of such Debt.

“ Global Note” means the Global Note in substantially the form attached hereto as Exhibit A.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in each case, if such Rating Agency ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, the equivalent investment grade credit rating by the replacement agency selected by the Company in accordance with the procedures set forth under the definition of “Rating Agencies.”

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Par Call Date” means August 15, 2032.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in
Section 13(d)(3) of the Exchange Act.

“Principal Property” means any plant, office facility, warehouse, distribution center or equipment located within the United States of America (other than its territories or possessions) and owned by the Company or any of its subsidiaries, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of the Company’s Consolidated Net Tangible Assets, except any such property which the Company’s board of directors, in its good faith opinion, determines is not of material importance to the business conducted by the Company and its subsidiaries, taken as a whole, as evidenced by a board resolution.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization,” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Redemption Date” means the business day on which the Notes are redeemed by the Company pursuant to Section 3.01 hereof.

“Restricted Subsidiary” means any of the Company’s subsidiaries that owns or leases a Principal Property.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined in accordance with the following two paragraphs.

The Treasury Rate will be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and will interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 will be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company or its designee shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, then the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security will be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock” means, with respect to any specified “person” as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 1.02 Other Definitions.

Term	Defined in Section

“Base Indenture”	Recitals

“Change of Control Offer”	4.01(b)

“Change of Control Payment”	4.01(a)

“Change of Control Payment Date”	4.01(b)(ii)

“Company”	Preamble

“Debt”	5.01

“DTC”	2.03

“Indenture”	Recitals

“Interest Payment Date”	Face of Global Note

“Lien”	5.01

“Notes”	Recitals

“Regular Record Date”	Face of Global Note

“Securities”	Recitals

“Third Supplemental Indenture”	Preamble

“Trustee”	Preamble

“U.S. Government Obligation”	2.04(e)

Section 1.03 Incorporation by Reference of Trust Indenture Act. The Indenture is subject to the mandatory provisions of the Trust Indenture Act, which are incorporated by reference in and made a part of the Indenture. The following Trust Indenture Act terms have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Third Supplemental Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company and any other obligor on the indenture securities.

All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, reference to another statute or defined by Commission rule have the meanings assigned to them by such definitions.

ARTICLE II

APPLICATION OF THIRD SUPPLEMENTAL INDENTURE

AND CREATION, FORMS, TERMS AND CONDITIONS OF NOTES

Section 2.01 Application of this Third Supplemental Indenture. Notwithstanding any other provision of this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Holders of the Notes.

Section 2.02 Creation of the Notes. In accordance with Section 3.01 of the Base Indenture, the Company hereby creates the Notes as a separate series of its Securities issued pursuant to the Indenture. The Notes shall be issued initially in an aggregate principal amount of $500,000,000.

Section 2.03 Form of the Notes. The Notes shall be issued in the form of one or more Global Notes, duly executed by the Company and authenticated by the Trustee, which shall be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of “Cede & Co.,” as the nominee of DTC. The Notes shall be substantially in the form of Exhibit A attached hereto. So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture and under the Notes. Ownership of beneficial interests in such Global Note shall be shown on, and transfers thereof will be effective only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners).

Section 2.04 Terms and Conditions of the Notes. The Notes shall be governed by all the terms and conditions of the Base Indenture, as supplemented by this Third Supplemental Indenture. In particular, the following provisions shall be terms of the Notes:

(a)    Title and Conditions of the Notes. The title of the Notes shall be as specified in the Recitals; and the aggregate principal amount of the Notes shall be as specified in Section 2.02 of this Article II, except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.05, 3.06 or 9.06 of the Base Indenture.

(b)    Stated Maturity. The Notes shall mature, and the principal of the Notes shall be due and payable in U.S. Dollars to the Holders thereof, together with all accrued and unpaid interest thereon on November 15, 2032 (the “Maturity Date”).

(c)    Payment of Principal and Interest. The terms relating to payment of principal and interest with respect to the Notes are set forth in the Global Note.

(d)    Registration and Form. The Notes shall be issuable as registered securities as provided in Section 2.03 in this Article II. The form of the Notes shall be as set forth in the Global Note. Each of the Notes shall be issued and may be transferred only in minimum denomination of $2,000 and integral multiples of $1,000 above that amount. All payments of principal, any optional redemption price (as defined below), if applicable, and accrued unpaid interest of the Notes shall be made by the Company by wire transfer of immediately available funds in U.S. Dollars to the DTC or its nominee, as the case may be, as the registered owner of the Global Note representing such Notes.

(e)    Legal Defeasance and Covenant Defeasance. The provisions for defeasance in Section 13.02 of the Base Indenture, and the provisions for covenant defeasance in Section 13.03 of the Base Indenture, shall be applicable to the Notes.

(f)    Further Issuance. Notwithstanding anything to the contrary contained herein or in the Base Indenture, the Company may, from time to time, without the consent of or notice to the Holders of the Notes, create and issue further securities ranking equally and ratably with, and having the same terms and conditions as, the Notes (other than the original issuance date and, under certain circumstances, the issue price and the initial interest payment date), so that such further securities will be consolidated and form a single series with the Notes, including for purposes of voting and redemptions, provided that any such further securities shall be fungible with the Notes for U.S. federal income tax purposes. No such additional securities may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

(g)    Redemption. The Notes are subject to redemption by the Company only in the manner described herein.

(h)    Ranking. The Notes shall be general unsecured obligations of the Company. The Notes shall rank pari passu in right of payment with all unsecured and senior indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company.

(i)    Sinking Fund. The Notes are not subject to any sinking fund.

(j)    Other Terms and Conditions. The Notes shall have such other terms and conditions as provided herein and in the Global Note.

ARTICLE III

REDEMPTION

Section 3.01 Optional Redemption.

(a)    Prior to the Par Call Date, the Notes are redeemable, in whole or in part from time to time, at the option of the Company at a redemption price equal to the greater of:

(i)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the redemption date, and

(ii)	100% of the principal amount of the Notes to be redeemed,

plus, in each case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(b)    At any time on or after the Par Call Date, the Notes are redeemable, in whole or in part, at the option of the Company at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(c)    The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Section 3.02 Notices to Trustee. The Company shall give each notice to the Trustee provided for in this Section at least 15 days prior to the applicable Redemption Date (unless the Trustee consents to a shorter period). Such notice shall be accompanied by an Officers’ Certificate to the effect that such redemption will comply with the conditions herein and in the Base Indenture. The Company shall notify the Trustee of the redemption price for the Notes to be redeemed promptly after the calculation thereof. The Trustee shall not be responsible for the calculation of the redemption price or the correctness thereof.

Section 3.03 Selection of Notes to Be Redeemed. If less than all the Notes are to be redeemed, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

The Trustee shall notify the Company promptly of the Notes or portions of the Notes to be redeemed.

Section 3.04 Notice of Redemption. At least 10 days but not more than 60 days before the applicable Redemption Date, the Company shall send a notice of redemption by first-class mail or electronically (or otherwise in accordance with the depositary’s procedures) to each Holder of the Notes to be redeemed at such Holder’s registered address. The notice of redemption will state any conditions applicable to a redemption and the amount of Notes to be redeemed. The Company shall provide written notice to the Trustee prior to the close of business two business days prior to the Redemption Date if any such condition precedent has not been satisfied and the redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

ARTICLE IV

CHANGE OF CONTROL

Section 4.01 Offer to Repurchase Upon Change of Control Triggering Event.

(a)    Upon the occurrence of a Change of Control Triggering Event, unless the Company has previously exercised, or contemporaneously with the Change of Control Triggering Event, exercises its right to redeem the Notes pursuant to Section 3.01 hereof, each Holder of Notes will have the right to require the Company to repurchase all or a portion (equal to $2,000 or integral multiples of $1,000 above that amount) of such Holder’s Notes pursuant to the Change of Control Offer (as described below), at a purchase price equal to 101% of the principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of repurchase, subject to the right of Holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”).

(b)    Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will send, by first-class mail (or for Global Notes, in accordance with applicable DTC procedures), a notice (a “Change of Control Offer”), to each Holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer and specify:

(i)    that the Change of Control Offer is being made pursuant to this Section 4.01 and that all Notes tendered will be accepted for payment;

(ii)    the Change of Control Payment and the repurchase date, which shall be a business day no earlier than 30 days and no later than 60 days from the date such notice is sent other than as may be required by law (the “Change of Control Payment Date”);

(iii)    the CUSIP or ISIN numbers for the Notes;

(iv)    that any Note not tendered will continue to accrue interest;

(v)    that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(vi)    that Holders of Notes electing to have Notes repurchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third business day prior to the Change of Control Payment Date;

(vii)    that Holders will be entitled to withdraw their election referred to in clause (vi) if the Paying Agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for repurchase, and a statement that such Holder is withdrawing his election to have the Notes repurchased;

(viii)    that Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion will be equal to $2,000 in principal amount or integral multiples of $1,000 above that amount; and

(ix)    if the notice is sent prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(c)    The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(d)    On the Change of Control Payment Date, the Company will, to the extent lawful:

(i)    accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)    deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company.

(e)    The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or integral multiples of $1,000 above that amount.

(f)    The Company will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any securities laws and regulations applicable to the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of such conflict.

ARTICLE V

COVENANTS

The covenants set forth in this Article V shall be applicable to the Company in addition to the covenants in Article X of the Base Indenture, which shall in all respects be applicable in respect of the Notes.

Section 5.01 Limitation on Secured Debt. The Company will not, and will not permit any Restricted Subsidiary to, incur, issue, assume, or guarantee any debt securities, bonds, debentures or other similar evidence of indebtedness for money borrowed (“Debt”), secured by a pledge of, or mortgage or other lien on, any Principal Property, now owned or hereafter owned by the Company or any Restricted Subsidiary, or any shares of Capital Stock or Debt of any Restricted Subsidiary (“Liens”), without effectively providing that the outstanding Notes (together with, if the Company shall so determine, any other Company Debt or Debt of any Restricted Subsidiary then existing or thereafter created which is not subordinate to the Notes) shall be secured equally and ratably with (or prior to) such secured Debt so long as such secured Debt shall be so secured. The foregoing restrictions do not apply to:

(a)    Liens existing on the date of the Indenture;

(b)    Liens for taxes or assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the Company’s or the applicable Restricted Subsidiary’s books in accordance with generally accepted accounting practices;

(c)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the Company’s or the applicable Restricted Subsidiary’s books in accordance with generally accepted accounting practices;

(d)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by the Employee Retirement Income Security Act of 1974;

(e)    Liens imposed by law or in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments;

(f)    Liens to secure the performance of bids, tenders, letters of credit, trade contracts and leases (other than Indebtedness), statutory obligations, surety, customs and appeal bonds, payment performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)    Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review or Liens incurred by the Company or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Restricted Subsidiary is a party;

(i)    Liens on any Principal Property acquired (whether by merger, consolidation, purchase, lease or otherwise) by the Company or any Restricted Subsidiary after the date of the Indenture which are created or assumed prior to, contemporaneously with, or within 360 days after, such acquisition;

(j)    Liens on any Principal Property constructed or improved by the Company or any Restricted Subsidiary after the date of the Indenture which are created or assumed prior to, contemporaneously with, or within 360 days after, such construction or improvement, to secure or provide for the payment of all or any part of the cost of such construction or improvement (including related expenditures capitalized for Federal income tax purposes in connection therewith) incurred after the date of the Indenture;

(k)    Liens on any property, shares of Capital Stock or Debt existing at the time of acquisition thereof, whether by merger, consolidation, purchase, lease or otherwise (including liens on property, shares of capital stock or indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary);

(l)    Liens in favor of, or which secure Debt owing to, the Company or any Restricted Subsidiary; or

(m)    any extension, renewal or replacement (or successive extensions, renewals or replacements) as a whole or in part, of any Lien referred to in the foregoing clauses; provided that in the case of the first, ninth and tenth bullets above (1) such extension, renewal or replacement Lien shall be limited to all or a part of the same property, shares of stock or Debt that secured the Lien extended, renewed or replaced (plus improvements on such property) and (2) the Debt secured by such Lien at such time is not increased.

Notwithstanding the foregoing, any Lien securing outstanding Notes granted pursuant to this Section 5.01 will be automatically and unconditionally released and discharged upon the release by all Holders of the Debt secured by the Lien giving rise to the Lien securing the outstanding Notes (including any deemed release upon payment in full of all obligations under such Debt) or, with respect to any particular Principal Property or Capital Stock of any particular Restricted Subsidiary securing outstanding Notes, upon any sale, exchange or transfer to any person not an affiliate of the Company of such Principal Property or Capital Stock.

Section 5.02 Limitation on Sale and Leaseback Transactions. Sale and leaseback transactions by the Company or any Restricted Subsidiary involving a Principal Property are prohibited unless either:

(a)    the Company or such Restricted Subsidiary would be entitled, without equally and ratably securing the outstanding Notes, to incur Debt secured by a Lien on such property, pursuant to Section 5.01; or

(b)    the Company, within 360 days after such transaction, applies an amount not less than the net proceeds of the sale of the Principal Property leased pursuant to such arrangement to (x) the retirement of the Company’s Funded Debt; provided that the amount to be applied to the retirement of the Company’s Funded Debt shall be reduced by (1) the principal amount of any outstanding Notes delivered within 360 days after such sale to the Trustee for retirement and cancellation, and (2) the principal amount of

Funded Debt, other than outstanding Notes, voluntarily retired by the Company within 360 days after such sale or (y) the purchase, construction or development of other property, facilities or equipment used or useful in the Company or its Restricted Subsidiaries’ business. Notwithstanding the foregoing, no retirement referred to in this Section 5.02(b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision. This restriction shall not apply to a sale and leaseback transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or involving the taking back of a lease for a period of less than three years.

Section 5.03 Exceptions. Notwithstanding the restrictions set forth in Sections 5.01 and 5.02 of this Third Supplemental Indenture on limitations on secured Debt and limitations on sale and leaseback transactions, respectively, the Company and any Restricted Subsidiary may incur, issue, assume or guarantee Debt secured by a Lien on any Principal Property or on any Capital Stock or Debt of any Restricted Subsidiary of the Company owning any Principal Property, or engage in the sale or transfer of any Principal Property and the leaseback of such Principal Property by the Company or any of its Restricted Subsidiary, provided that at the time of such restricted transaction, after giving effect thereto, and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all outstanding Debt secured by Liens on any Principal Property or on any Capital Stock or Debt of any Restricted Subsidiary of the Company owning any Principal Property, together with the aggregate amount of Attributable Debt outstanding in respect of sale and leaseback transactions does not exceed 15% of Consolidated Net Tangible Assets of the Company.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Ratification of Indenture. This Third Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Third Supplemental Indenture shall be read, taken and constructed as one and the same instrument.

Section 6.02 Trust Indenture Act Controls. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Third Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.

Section 6.03 Notices. All notices and other communications shall be given as provided in the Indenture.

Section 6.04 Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6.05 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 6.06 Successors and Assigns. All covenants and agreements in this Third Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 6.07 Multiple Originals. This instrument and the Global Notes may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Indenture and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Indenture or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third-party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee acts on any Executed Documentation sent by electronic transmission, the Trustee will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 6.08 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

CHURCH & DWIGHT CO., INC.

By:	/s/ Patrick D. de Maynadier
Name: Patrick D. de Maynadier
Title: Executive Vice President, General Counsel and Secretary

Trustee:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

By:	/s/ Luke Russell
Name: Luke Russell
Title: Vice President

[Signature Page to Third Supplemental Indenture]